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SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

The following is a transcript of The Sports Authority, Inc.’s 4th Quarter and Year End 2002 Earnings Conference Call held March 12, 2003.

Corporate Participants:

Martin E. Hanaka
 The Sports Authority, Inc., Chairman and Chief Executive Officer

George R. Mihalko
 The Sports Authority, Inc., Vice Chairman and Chief Administrative Officer

Elliott J. Kerbis
 The Sports Authority, Inc., President and Chief Merchandising Officer

Louis-Philippe Vanier
 The Sports Authority, Inc., Executive Vice President of Store Operations

Todd Weyhrich
 The Sports Authority, Inc., Senior Vice President and Controller

Mark Iskander
 The Sports Authority, Inc., Vice President and Treasurer

THE SPORTS AUTHORITY, INC.

March 12, 2003
9:00 a.m. CST

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the fourth quarter and fiscal year 2002 earnings release conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Mr. Mark Iskander, Vice President and Treasurer. Please go ahead, sir.

M. Iskander	Good morning and thank you for joining us. This is Mark Iskander, Vice President and Treasurer. Welcome to our fourth quarter and fiscal year end 2002 earnings conference call. Before I turn it over to management, let me get some housekeeping out of the way.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

Certain statements made in the Sports Authority’s earnings release and certain statements made on the conference call which is about to begin constitute forward-looking statements made in reliance on the Safe Harbor Provisions of the Private Securities Litigation and Reform Act of 1995. Please refer to the disclosure on forward-looking statements located at the end of the Sports Authority’s earnings release. This disclosure also applies to all statements made on behalf of the Sports Authority on this conference call.

Now, we will begin our discussion of the fourth quarter and fiscal year performance with Marty Hanaka, Chairman and Chief Executive Officer, discussing trends and patterns in the business during the quarter. George Mihalko, Vice Chairman and Chief Administrative Officer, will follow Marty and talk about the financials in detail. George will also discuss our shrink related initiatives and the effect they have had on our shrink rate. Marty will close by discussing store remodels, new store growth, redesign of the supply chain, and first quarter trends and guidance. Also in attendance are Elliott Kerbis, President and Chief Merchandising Officer; Philippe Vanier, Executive Vice President of store operations; and Todd Weyhrich, Senior Vice President and Controller. All five will be available for questions during the follow-up Q&A session. Now, let me turn the microphone over to Marty.

M. Hanaka	Thanks, Mark. Good morning, everyone, and thank you for joining us. Hopefully, you have had a chance to review this morning’s earnings announcement. It summarizes what was a challenging fourth quarter and holiday season in a difficult retail environment. Weak labor markets, geopolitical concerns, and inclement weather combined kept consumer spending limited. You know that and have heard that from many other retailers at this point. Despite the revenue trend in the fourth quarter, Sports Authority had a very good fiscal 2002, and I will now touch on some of the highlights.

First, let me start with diluted EPS before any non-routine items or income tax benefits. Our fourth quarter diluted EPS from normal operations was $0.49, a penny below last year, but at the high end of the guidance we gave on January 30, 2003, given sales, a good result. Additionally, diluted EPS from normal operations, again before any non-routine items or income tax benefits, for the fiscal 2002 year was $0.69. This represents year-over-year core earnings per share growth of approximately 44%, our third consecutive year of double digit core EPS growth.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

I’d like to also reinforce at this point, that our inventories on a comparable basis are down 3.9%; one of the key contributing factors to reducing our debt by $59 million year-over-year again. We look at the inventory complexion; it is excellent. Our aged inventory is down 37% and we’ve had, therefore, good quality inventory, good control, and have exceeded our in-stock standard, as we measure it for basic replenishment items, for 23 straight weeks. We feel good about that, knowing that in this difficult fourth quarter, we were in stock.

Now let me move on to comparable store sales performance. For the fourth quarter, we were down 4.7%, mainly due to a drop in store traffic, coupled with the shorter holiday selling season. In fact, November was down in the high single digits, given the shift of Christmas and Thanksgiving into December. December was down just over 4% and January was down 1.8%. Our average ticket held at about $50 during the fourth quarter, and we think that validates our ongoing strategy of improving our assortment and migrating to higher price points. We have also added over 30 brands over the last few years. I think that really as you look at December, we were up against some very warm weather. That stimulated a lot of categories, and the very cold weather this year was not really in the sweet spot of The Sports Authority’s mix. The fact of the matter is, our overall ski business is only about 3% of our total, and while we had good results there, it certainly wasn’t enough to overcome the shortfall in basketball, golf, and other categories that benefited last year from good weather.

For the fiscal year, comp stores sales were down slightly, 0.3%, as a result of the difficult fourth quarter. As you know, during the previous three quarters, we experienced positive comp store sales gains, and average ticket for the year was up about 1% in total. On a geographic basis, our Northeast stores had comp store sale declines in the mid-single digits during the fourth quarter. Our Florida stores were positive, in terms of comps. Again, we were benefited for some of the diversity of the Sports Authority network.

Some of the departments that did well during the quarter included men’s branded apparel, up low teens, due to strong Nike apparel sales and strong Head Performance apparel sales, our private label, which now accounts for over 20% penetration of our branded apparel sales. Overall, last month our private label goods contributed 10.5% of our purchases, and we just approached 9% for the full fiscal year, again on track with our goal.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

Licensed apparel was up low teens, mostly due to the Buccaneer’s Superbowl victory and an ongoing fashion trend. The team sports category was up in the low 20’s, due to strong Underarmour performance apparel sales, as well as strong sales of indoor soccer.

Hunting was up mid-single digits. The improvement here was across the board, due to better assortments and in-stock. Binoculars, telescopes, hunting accessories, and hunting apparel all grew. Ski soft lines and hard lines were up low-single digits, again due to the beneficial weather conditions in the Mid-Atlantic and Northeast. This is one thing we are looking very much forward to in the new merged company, that we will be able to take the specialty-like assortments out of Garts and put them into Sports Authority stores, and that should be a nice top line synergy for the new Sports Authority.

Golf Day, our new expanded golf department concept, continued to perform well during the quarter. With three of these concepts up and running, we have seen the average golf ticket increase by 25% and golf sales as a percentage of the stores overall sales increase by 40%. More importantly, the gross margin percentage of the average ticket was up 190 basis points, due to the better brands and broader assortments offered in Golf Day, probably the best thing we have ever done, in terms of store presentation and a new business strategy. We intend to open 20 Golf Day departments this fiscal year as part of our remodeling efforts. Eight will be opened in the first quarter, and these departments will be staffed with either dedicated enthusiasts or golf pros.

Our renewed commitment to the golf category has attracted several high profile vendors. We now carry the full line of Taylor Made, Nike, Titleist, and Mizuno. I am also pleased to announce that in our Golf Day departments, we will now be carrying the full Callaway assortment on a direct basis. We’ll also have access to the brand for putters, bags and balls chain-wide, a major accomplishment for our buying team, which we’re very delighted with.

I’m also pleased to announce that we will be carrying North Face for the first time. It will be available in camping in most stores and in apparel in a handful of stores to start. Two of the targeted brands that we were missing are now part of the Sports Authority’s portfolio, and we are very proud and delighted to offer these, again, I think a great endorsement of our remodel and business strategy.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

Conversely, there were some departments that did not perform as well as we would have liked during the quarter. These included marine; in-line skate’s a continuing trend; fitness, as we came up against some as-advertised on TV hot trend items that we did not anniversary; basketball, due to weather as I mentioned; racket sports and athletic footwear. Athletic footwear was hurt, due to the combination of cycling against the introduction of buy one, get one advertising last year and being up against the warmer than usual winter in the north. We were down about 3% for the year in athletic footwear.

In terms of gross margin performance, we finished the fourth quarter with a gross margin percent of sales of 28.9%, up 120 basis points, versus the prior year’s fourth quarter. For the year, we ended at 27.8%, up 50 basis points, versus LY. That was equal to our original guidance, but above our last guidance of a 40 basis point improvement, which we gave earlier this year; the third consecutive year of significant gross margin expansion.

Just to put it in focus, in the fourth quarter, we dropped $12 million in sales and picked up $1 million margin dollars. That’s a conversion of gross margin that doesn’t calculate. For the full year on an $11 million sales increase, we had a $10 million margin pickup, again, an endorsement of our business strategies, of our buying, our addition of brands, the leverage of private label, which we think positions us very well for 2003. At this juncture I’d like to turn it over to George, who will talk more about the financial deals and shrink results.

G. Mihalko	Good morning, everyone, from Fort Lauderdale. As usual, I’ll begin my comments on our income statements and the balance sheet and then briefly highlight some very important points with respect to fiscal 2003 estimates.

As Marty already mentioned and as explained in our press release, the sales line presented some challenges in the fourth quarter, but was essentially flat for the full year. Our gross profit margin as Marty mentioned, however, improved by 120 basis points in the fourth quarter, due to better buying and better assortment.

You may also recall that during our third quarter conference call, we explained the impact excessive shrink had had on our gross profit margin performance. I am happy to report that the shrink control measures we have initiated are working. Shrink has shrunk from a run rate of 1.9% in the third quarter to a run rate of 1.64% in the fourth quarter.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

Gross profit margin for the full year improved by 50 basis points, equaling the goal, as Marty already explained, set at the beginning of the year. Selling, general and administrative expenses as a percent of sales may appear to have increased quite a bit, but when excluding current year and longer-term incentive compensation for both stores and headquarters, SG&A as a percent of a sales remains relatively flat.

Moving on to the exit costs and impairment charges line on the income statement, with our January 30th guidance update, we advised you that we would have to record an impairment charge in accordance with FASB 144 of approximately $2.7 million. In addition, we had to fortify our store closing reserve by approximately $1.8 million, most of which relates to the loss of a sub-lease tenant in one of our previously closed Canadian stores. Interest expense decreased nicely during both the fourth quarter and the full year. About 45% of the decrease is due to lower rates, while 55% of the decrease in interest expense is due to lower debt levels. Now let me move on to the income tax benefit line. Back in fiscal 1999, we had to take a $156 million write-off related to our turn around and included in this charge was a write-off of deferred tax assets. Accounting rules, however, require that tax assets be reestablished, once a company has evidence of three consecutive years of positive earnings. With this earnings report, we have achieved this. The good thing about this tax asset is that it will partially reduce cash payments to the IRS in future years.

Finishing up my commentary with respect to income, I’m now going to refer to the non-GAAP to GAAP reconciliation tables below the income statement that was attached to our press release. Income before the exit and impairment costs and the tax benefit amounted as Marty already highlighted, to $16.7 million or $0.49 per diluted share for the fourth quarter, compared with $16.8 million or $0.50 for the comparable period last year. Please note that our shares outstanding have increased slightly for this calculation. Respectable results, I would say, given the challenges we had to overcome in the fourth quarter. Full fiscal 2002 results were very respectable, with fully diluted EPS before non-routine credits and charges increasing by 44% from $0.48 in fiscal 2001 to $0.69 for fiscal 2002.

Now to the balance sheet, two highlights: Inventory down 3.9% on a square foot basis and total debt down $59 million on top of the $70 million reduction last year. I think this provides a healthy foundation for the proposed merger.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

Concluding with an important note on the fiscal 2003 outlook, please remember that the guidance that we are providing is after a 39% tax provision. In fiscal 2002, our earnings were not yet tax affected. With that I’ll turn it back over to Marty in Miami.

M. Hanaka	Thanks, George, nice job. Now I’d like to talk about remodels and new stores during the year. We completed 30 remodels this year, pursuing our strategy of a store within a store, as we try to create specialty stores, as you know, a specialty golf store, a specialty footwear store, a specialty fitness store, a specialty outdoor store to compete not only against the traditional sporting goods guys, but against specialists and to differentiate us from the discounters. There were no remodels completed in the fourth quarter and overall, 38 stores have been converted to our store within a store format to date. We ended the year with 53 stores in our “new look,” which are these remodels, plus new stores that have opened recently. In earlier guidance, we said that we would complete 40 remodels this year and an additional 40 next year. However, if our merger is approved as planned, we tend to accelerate our remodel process, having the core Sports Authority chain completed within two years. We are currently underway with seven full remodels, some of which include Golf Day and certainly have no results at this point. They are expected to be fully operational by the end of this month.

Now I’d like to get into some more detailed results of the remodels. We stopped reporting on phase one and two as they cycled. Now I’m going to speak about phase three, phase four, and phase five remodels. Phase three includes three comparable stores; phase four is ten; and phase five includes eight stores. I’m pleased to tell you that the phase three remodeled stores have come in at the low end of our 3% to 6% guidance, roughly 3%

The good news is, and by the way, that’s 12 months of data for this group of stores, that the gross margin rate has improved 50 basis points on top of the 3% improvement over the analog group in sales. So we’re getting a good sales lift and a better margin lift than we ever anticipated. I’d also tell you that the analog group consists of 40 stores: 20 in our North, 20 in our South of similarly aged and competitive marketplaces, so we get a good read on how these are doing. So we would say phase three is a good job.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

Phase four is as I said, stores that have six months of data. Their gross margin rate has risen 40 basis points and the good news is, they are at the 6% lift range, the high end of our guidance. The better news is, that phase five, which only includes three months of comparable data, are at excess of 7% lift against our analog store group. The gross margin rate in that group has improved over one full percent.

We are continuing with these remodels. We’re anxious to get phase six done, and we’re anxious, once permitted, to compare our business strategies and results and productivity by store with Gart’s. We think can take this remodel strategy and make it an even better part of the new Sports Authority.

As far as new stores are concerned, we opened six this past year and plan to open an additional seven this fiscal year. Similar to last year, our plans for openings will be in either existing or adjacent markets. This allows us to leverage operations, logistics and advertising costs. Three of the seven are expected to open in the third quarter, with the remaining in Q4 2003. The first three are in North Little Rock, a standard store; Las Vegas, a standard-sized store; and Tallahassee, which will be a 30,000 square foot small store, which we opened two last year. Again, a change in our strategy, and we believe that The Sports Authority will be the preeminent national brand in sporting goods and we’ll have a format to fit every market.

Overall, we’re planning for prudent net square footage growth of 2% to 3%. We may close or store or two here or there, as leases expire or opportunities present themselves, and that would only take place due to poor performance.

Just as critical to our remodel and new store initiatives is the redesign of our supply chain. Over the next 18 months, we will gradually convert our supply chain from flow through, to a reserve storage methodology. As part of this strategic initiative, we entered into a long-term lease for a 416,000 square foot distribution center in Burlington, New Jersey. Commencement of the redesign is scheduled at the end of April or early May. By the end of the third quarter, we expect to be servicing approximately 96 stores out of our Burlington facility. The majority of those stores will have been transferred from our Atlanta distribution center. We see no issues whatsoever in terms of conducting our business or earnings per share as a result of this. We expect to have enhanced service.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

The redesign will enable us to replenish the market specific assortments of our stores more precisely and more timely, representing another step in our continued efforts to improve customer service. Very importantly, we also expect this initiative to reduce our overall working capital requirements by over $30 million over time, freeing up capital for additional growth oriented investments.

Now I’d like to talk about the first quarter. For the first quarter to date, the retail environment remains challenging. I know you know that. Additionally, we are also cycling against a strong first quarter for last year, where we saw a comp store sales gain of about 4%. Part of that gain was due to an early spring in the Northeast last year, and we have had no sign of spring yet. However, we are encouraged by the recent trends, as it looks like patterns are getting back to normal.

Having said that, the South continues to perform every single day showing positive comp gains. We think that is a good indicator of how our core business will perform, once weather conditions are normalized in the Northeast.

As far as categories are concerned, snow hard lines and soft lines continue to perform very well, but again, not a substantial amount, due to the size. Also, camping and hunting are doing quite well.

For the first quarter, absent a Middle Eastern conflict, we expect fully diluted after-tax earnings to be about break even. For fiscal 2003, after-tax earnings are expected to be in the $0.70 to $0.72 range per diluted share, and that basically is built on a soft spring and a much better back half as again, we get back to better economic and geopolitical conditions. We expect the margin trend that we have enjoyed to continue throughout 2003.

It should be noted that fiscal 2003 earnings will be subject to federal income tax, as George said, whereas fiscal 2002 earnings were not. We’re comparing after-tax of $0.70 to $0.72 to $0.69, but that is after about a 40% tax rate.

Thank you. We appreciate your time. Our team is now ready for your questions.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

Moderator	We have a question from John Shanley with Wells Fargo Securities. Please go ahead.

C. Svezia	How are you doing, gentlemen. This is Chris Svezia for John Shanley. Congratulations on really managing the business in a very difficult environment.

Just a couple quick questions. Marty, I’ll start with you first. Just in terms of the full service footwear department in the new and remodeled stores, what are you seeing in those departments, versus the comp store base?

M. Hanaka	Yes, that’s a great question. We remain encouraged that we have made progress there. If you looked at it, as we measure our penetration to the store, we fell off in December, compared to the self-service stores, so to speak, and we’ve seen it rebound in January. In fact, if you looked at the five weeks so far in 2003, the full service stores are up about 3% comp, versus the self-serve stores; and we have about a 0.5% better penetration to the total. We are encouraged. It is not a slam dunk. It takes a lot of operating conversion.

Under Phil Vanier’s leadership, we’ve hired shoe dogs for training throughout the entire country now. Our people are much better prepared to make the conversion. We’re sticking with it. In fact, the seven remodels underway will all become full service footwear.

C. Svezia	So all 38 stores that were done this year converted so far, all those have full service footwear departments at this point.

M. Hanaka	They do. We have about 60 stores with full service footwear now in the chain.

C. Svezia	Great. George, this might be a question for you. Just regard to if you add a little bit more color on the shrink, can you just talk a little bit more, as to what you guys are doing to manage that shrink level in the quarter, versus the third quarter?

G. Mihalko	Probably most importantly, Philippe has placed a dramatic emphasis with the store managers on shrink. When he visits stores, they have to recite for him their shrink percentages, as well as the specific initiatives that they have taken in their stores. That, of course, has given a huge highlight to that area.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

We have also strengthened our controls in the golf department, in the footwear department. We have taken a high theft electronics and placed them behind the counter. In fishing, we have better tagged combination fishing poles and reels. In baseball, we are tagging all of the high end bats. Receiver gloves, which is a very high theft item, are tagged. We have taken very specific initiatives in those departments, and those are also the departments where we have seen the greatest improvement in our shrink performance.

C. Svezia	One last question. This is probably for Elliot. Just in the athletic footwear space, if you can comment without tipping your hat too much, looking at the quarter, if you can actually just provide what the actual comps were. Marty, I think, provided a comp for the year, down about 3%. Why don’t you add some color for the quarter? I was also wondering, if you can talk a little bit about what was strong from a category standpoint and what you’re seeing going into spring and back to school from a category standpoint, meaning basketball. Talk a little bit about this retro and classic trend. How much longer do you think it’s going to last at this point?

M. Hanaka	This is Marty. The footwear comps for the fourth quarter were below the house average. Elliot can take your question on the trends by category.

E. Kerbis	Right now as Marty said before, we’re anniversary-ing an incredibly warm period for last year, versus an incredibly cold and snowy period this year. All of our outdoor activity footwear has not performed well. However, we are seeing a somewhat of a bounce-back, as weather returns to more normal levels.

We think classics will continue for the first half of the year and do well. We also expect a tremendous bounce-back. We think there’s a high level of cabin fever out there. We’re starting to see it in the sales in the last few days, where the weather has moderated and people are coming out. We expect a tremendous bounce-back of all those outdoor activity shoes, namely running in particular. It’s hard to say with the period that we’ve just gone through. I think that will develop over the next three weeks.

Moderator	We have a question from Anthony Lebiedzinski with Sidoti and Company. Please go ahead.

A. Lebiedzinski	I just wanted to ask a few questions about the first quarter outlook. You’re estimating a break even. What kind of comp assumptions are you making in that estimate?

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

M. Hanaka	We’re not talking about our comps projections for the quarter. We’ve had a difficult February, obviously, but recent trends are encouraging. Needless to say, sales are not robust right now, and it’s hard to forecast what will happen the balance of the quarter. But given our margin improvement, given our expense controls, we think break even is what our best guidance can be. At the same time, we still think that the year, we will deliver our $0.70 or $0.72 number.

A. Lebiedzinski	What are you assuming for the other three quarters?

M. Hanaka	For the full year, I guess I would say we expect slightly positive comps for the year. We think spring is going to be tougher than the back end. We have easier comparisons and we should be out of all this war and other economic issues by then. Fingers crossed, that’s what we think will happen.

A. Lebiedzinski	As far as some of the new brands, you’ve mentioned that you’ve added 30 brands over the last few years, and you also said that you’ll be adding North Face and Callaway. Any other brands that you’ll be adding this year?

M. Hanaka	Actually, just one more brand that we’d like to have, I think we’re basically done. Now we have to expand these brands, get deeper penetration, better assortments, and all that. The fact of having these brands is again, a great endorsement of the strategy and the remodels. There’s just one more brand called Oakley, and that’d be the one that would round out our offering. That’s the only one we think we need.

A. Lebiedzinski	As far as your inventories, I think you guys said in the past that, given the new supply chain redesign, your inventories would go down. Is that safe to assume now?

M. Hanaka	Yes, it’s safe to assume, we’re saying about 10%. That’ll take time because it’s going to take us 18 months to get the reserve storage up and going. That’s a big disadvantage for us, because we’ve had to flow everything into 200 locations. Now we have reserve hold-back and we can replenish the trend. It’s not as big a deal on basic replenishment items where again, we’re exceeding 92% in stock the way we measure, but a big deal on seasonal and fashion and promotional items that come in and go out. As we get this capability, we will continue to reduce inventories.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

E. Kerbis	I would just add to that, that we are planning our inventories on a comp store basis to be down by about 5% for this coming year.

A. Lebiedzinski	Down 5% on a square foot basis. Thank you.

Moderator	We have a question from Mike Shregas with Delaware Investment. Please go ahead.

M. Shregas	I was wondering, with regards to the merchandise in the Northeast stores versus, say, the Florida stores, is there any difference in that merchandise? That’s the first question. Then, are there more remodels in Florida, versus Northeast? Third, the selling trends, do these stores both typically sell the same things? If you’re going through the summer, do they tend to sell the same type of products at the same level? I’m just wondering, because like you said, the comps are weak in the Northeast, but the comps are positive down in Florida.

M. Hanaka	It’s an altogether different mix. If you take our Northeast stores and just look at our winter business, we took it from a concessionaire five years ago, we brought it in house; we built it to a $43 million business. It’s a fraction of what our competitor out of Denver is doing and our hopeful new partner, so they are dominant. Ten percent of their total business comes out of the ski business.

For us to get access to those brands, which — for example, we didn’t get Salomon on our floors until two years ago, we didn’t get Rossignol until this past year — It’s a great credit to our merchants. At the same time, we have much, much bigger opportunities.

In fact, the Northeast is the biggest consumer of ski product in the country, so we should arguably have better penetration. It takes time. That’s why this merger is a catalyst for allowing us to compete with the ski specialists in the Northeast, who’ve had better product for a lot longer. So the merger will be a catalyst.

At the same time, if you look at it, there is really no difference in where the remodels are. We started in the Northeast. In fact, more of those stores were done than Florida. We just caught up and did stores in Florida this year, but we also remodeled stores in Chicago, Boston and Atlanta. It’s been a real broad cross section of markets, so you can’t read into that.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

The difference, really, was weather patterns. If we were better positioned, we could have advantaged ourselves of this real seasonal weather in the Northeast. That’d make a big plus for serving our customers in the future.

They do sell basically the same merchandise, but it does sell at different times. This is a very regional business. We have a very regional competitive base. We have to manage our inventories by geography, versus local competition. That’s one of the things about sporting goods that’s different than all these other industries: there’s really no true basket of goods store to store. It varies by market. That means regional marketing, regional assortment, and regional pricing.

M. Shregas	Do you feel that if you did increase your ski department in the Northeast that that would have to be some kind of full service department at all, given you’d say how involved a typical skier is in the sport?

M. Hanaka	Yes, I would. Full service is the proxy to providing specialty store service in a few areas of the store, where the customer expects it. Phil Vanier is experimenting with a commission program. We actually will be launching commission chain-wide on April 1st in our footwear departments. We believe that our golf, fitness, and ski departments will also follow, again depending on tests and the results. But that is the strategy, to give better service in those areas, where you aren’t particularly competing with specialists.

M. Shregas	With Callaway, with the Callaway brand that you have in there now, what’s been the increase as percentage of inventory that Callaway has become, maybe in the golf segment only?

M. Hanaka	It’s brand new so we haven’t calculated that yet. It’s certainly not a total addition to the total assortment.

M. Shregas	One last thing. Did you say that Oakley currently isn’t in any of your stores?

M. Hanaka	That’s correct.

M. Shregas	You would like to get those guys in?

M. Hanaka	Absolutely.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

Moderator	We have a question from John Lawrence with Morgan Keegan. Please go ahead.

J. Lawrence	Would you comment just a little bit, Marty, on when you look at the phase three, four, and five remodels, is there anything going on beneath the surface there that you can comment, other than just more experience, as to what’s alluding to that trend?

M. Hanaka	Yes, I think there’s probably some geography in there. Some of the most recent trends were out of the Southern stores. Again, the analog is intended to be a mix of the total chain: north and south, 20 stores, 20% of our whole chain, where you really don’t have a direct competitor entering, or you don’t have a big discount competitor disrupting our business, or you don’t have disruption, due to parking lot or road reconfigurations or things of that nature. That’d really be the only noise.

J. Lawrence	Secondly, would you comment on Memphis? I know you had a couple new store openings in 2002. How is that market overall?

M. Hanaka	It’s ramping. The good news is, we have the leverage. We have three stores there, where we had one a year ago, so three stores are paying the advertising bills. It will take time to ramp. People have to know we’re there, and we are doing a local market. What you can’t do is grand open a store on a weekend and then expect it to ramp up quickly. We’re going to have to stimulate the marketplace more.

We know that our newest location, though, in Southaven is a great growth area, as you know. It’s across the street from one of the largest Super Wal-Mart’s in the country. We think long-haul, it’s going to be a very nice network.

J. Lawrence	Right. Last question. Are you seeing anything real estate-wise on developer fees, etc., as you look at deals going into 2003 and 2004?

M. Hanaka	I would say that the good news is that, the new Sports Authority is going to become a very attractive tenant. Someone that’s going to be advertising every week to stimulate traffic into a center is something that’s very, very attractive; and it’ll be, we think, a brand that’ll be a household name. We’ve doubled our store count, and because of the scale and the attractiveness of the brand, we think conditions will improve.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

The other thing is that the new Sports Authority will be a growth company. It’ll be opening 20 stores next year and thereafter, as opposed to the old one where, we were paying down debt, doing remodels, and growing very cautiously in a very focused way. This one, while it certainly won’t be crazy growth, it’s going to be good, steady growth. We’ve become a better tenant and someone who’s much more worth talking to. By putting our two companies together in best practices and most productive assortments and so forth by geography, we think we are really a better story.

Moderator	We have a question from Amanda Tong with Goldman Sachs. Please go ahead.
A. Tong	This is Amanda Tong calling on behalf of Margaret Major. We were just wondering if you could comment on footwear brands and styles that are trending well and ones that are perhaps aren’t doing so well.

M. Hanaka	We really can’t share that information for competitive reasons. It’s a mixed bag. It’s never been our practice to talk about style. I’m sorry. You may want to call your vendors.

A. Tong	In any categories?

M. Hanaka	I think we answered the question on the categories. You could also get an NPD report. It’s published monthly. If you subscribe to that, they can tell you exactly by style. Generally, we don’t share that information on our business. Sorry.

Moderator	We have a question from Diana Dropkin with Guard Hill Capital. Please go ahead.

D. Dropkin	My question is about the merger with Gart Sports. I was wondering if it has been discussed and decided yet, which stores would need to be closed?

M. Hanaka	Each company has a working list of what we think would be closures, some based on performance, some based on overlap. We have not sat and come up with one common list. It’s premature to do that. As we get regulatory approval and move closer to closing, then we would disclose that. We have said, it’s a handful of stores. It’s not a huge number. Even the ones that would close we would find to be very accretive to the new shareholder.

Moderator	We have no questions in queue at this time.

SPORTS AUTHORITY
Host: Marty Hanaka
March 12, 2003/9:00 a.m. CST

M. Hanaka	Terrific. Thank you, everyone, for your time and interest. We appreciate it. George, thanks for a great job. Everybody have a good day. Bye-bye.

Moderator	Ladies and gentlemen, this conference will be made available for replay after 1:30 p.m. today and running through June 12th at midnight. You may access the AT&T replay system at anytime by dialing 1-800-475-6701 and enter the access code 677652.

That does conclude your conference for today. Thank you for your participation and AT&T executive teleconference. You may now disconnect.

Forward Looking Statements

Certain statements contained in this press release constitute “forward looking statements” made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. The Company’s forward looking statements are based on assumptions about, or include statements concerning, many important factors, including without limitation, consumer confidence, changes in discretionary consumer spending and consumer preferences, particularly as they relate to sporting goods, athletic footwear and apparel and the Company’s particular merchandise mix and retail locations; the Company’s ability to effectively implement its merchandising, vendor relationship, inventory control, marketing, store remodeling, electronic commerce, supply chain, logistics and other strategies; increasing competition from other retailers; unseasonable weather; fluctuating gross profit margins; product availability; capital spending levels; and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements to reflect events or circumstances after the date such statements were made.

Statement with respect to the pending merger between the Company and Gart Sports Company

Gart Sports and The Sports Authority stockholders and other investors are urged to read the joint proxy statement/prospectus and other materials which will be filed by Gart Sports and The Sports Authority with the SEC. These documents will contain important information, which should be read carefully before any decision is made with respect to the merger. When documents are filed with the SEC, they will be available for free at the SEC’s website at www.sec.gov. Documents are also available for free from the contact persons listed above.

Gart Sports, The Sports Authority and their directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. Reference is also made to the companies’ latest annual reports and annual stockholder’s meetings proxy statements as filed with the SEC, including Gart Sport’s Proxy Statement for its Annual Meeting held on June 7, 2002 and The Sports Authority’s Proxy Statement for its Annual Meeting held on May 30, 2002, which may be obtained for free in the manner set forth above.

THE SPORTS AUTHORITY, INC. CONTACT:
George Mihalko
Vice Chairman, Chief Administrative Officer
and Chief Financial Officer
T: 954-677-6360